Exhibit 10.13

Date of Employment	We anticipate that you will begin employment before May 15, 2016.

Base Salary	Your starting annual salary will be US $470,000 payable bi-weekly. You will be eligible for an annual merit increase based on benchmarks and company merit increase guidelines, effective date April 1, 2017.

Annual Bonus	You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 70% of your base salary. The actual MIP payout is based on the achievement of Colfax financial performance against pre-set threshold, target, and maximum and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target. Your 2016 MIP award will be guaranteed to be a minimum of a full year target award.

Equity Awards	You will be provided an up-front equity award of $2,050,000. The grant date will be the first day of the month after your start date or the nearest non blackout date after your hire.

In consideration of your buyout, $1,150,000 of the $2,050,000 will be granted as restricted stock units with 50% vesting three years after the grant date and the remaining 50% vesting four years after the grant date.

The remaining $900,000 of the $2,050,000 represents your 2016 annual grant. This annual grant portion will vest as follows: 25% as stock options to be vested 33 1/3% each year on the 1st—3rd anniversaries of grant, 25% as restricted stock units to be vested 33 1/3% each year on the 2nd through the 4th anniversaries of grant, and 25% as performance-based restricted stock units to be vested 50% each year on the 3rd and 4th anniversaries of grant. The performance metric for your PRSU grant is $1.76 EPS. The metric is achieved when adjusted EPS within any four consecutive quarters in the performance period meets or exceeds $1.76. The performance period begins in the second quarter of 2016 and ends on the last full quarter in 2018. If the performance metric is achieved within the performance period, you are eligible to vest in all of the units according to the vesting schedule. If the performance metric is not met within the performance period, all the units will be forfeited.

Colfax Corporation

420 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701

t: 301-323-9000 f: 301-323-9001

Colfaxcorp.com

The strike price of the stock options will be determined by the Fair Market Value of Colfax Corporation common stock on the effective date of the grant, which is the first business day after you start with Colfax unless it is a blackout period for Colfax stock; and then it is the first business day after the blackout period is lifted. Options are valued based on Black Scholes model prepared by management. Specific number of performance-based restricted stock, time-based restricted stock units and stock options will be determined near, or on, the effective grant date.

In addition, you will be eligible for future annual equity grants starting in 2017 based on your position and performance in accordance with our equity guidelines. The current target for your position is 1.9x to 2.5x of salary. Annual equity awards are currently delivered in 50% stock options and 50% performance-based restricted stock units. The terms and conditions of equity awards will be in accordance with the Colfax’s 2008 Omnibus Incentive Plan or successor plan.

401(k)	You will have the opportunity to participate in the Colfax 401(k) Savings Plan with matching contributions. Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account. These non-elective contributions vest over five years.

NQ Deferred Comp	You will have the opportunity to defer up to 50% of base salary and 75% of your annual bonus in the nonqualified deferred compensation plan. The plan offers up to 6% matching contributions on base and bonus earnings over the IRS 401(k) maximums.

Transition Bonus	You will receive a transition bonus of US $1,300,000 with $250,000 of this amount payable within 30 days of your start date, $330,000 payable on your 1st year anniversary and $330,000 payable on your 2nd year anniversary and $130,000 payable on each of your 3rd, 4th, and 5th year anniversaries. If you resign from the company within the first 3 years of employment, you are required to reimburse the company based on how much was paid and the percent of the three years that you were employed based on a monthly pro rata basis. In the event of a change in control or your involuntary termination not for cause, any remainder of this $1,300,000 payment will be payable to you upon consummation of a change in control business transaction or upon your involuntary not for cause separation from Colfax Corporation.

Colfax Corporation

420 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701

t: 301-323-9000 f: 301-323-9001

Colfaxcorp.com

Relocation	You will eligible for Colfax’s relocation managed by our relocation vendor, Lexicon. You have two years from your hire date to complete your relocation, unless an exception is approved. Part of your relocation is taxable and part of it is non-taxable in accordance with IRS guidelines. It is important to note that for Officers, Colfax does not provide loans per our policy and we only gross up the temporary living component of relocation. Additionally, if you resign from the company within the first 2 years of employment, you are required to reimburse the company for amounts paid on your behalf at a rate of 100% of the total costs paid by the company within one year and 50% of total costs after that up to end of year two.

Health Benefits	You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short and long term disability, life and accidental death and dismemberment insurance.

Vacation & Holidays	You will eligible for five weeks of vacation, plus three floating holidays and any company-paid holidays.

Severance	You are eligible for the Colfax Executive Officer Severance Plan (the “Severance Plan”). The Severance Plan is applicable to all involuntary termination scenarios except for cause including change in control, restructuring and performance. Additionally, our equity award agreements will confirm the terms of how equity is treated in a change in control.

Shyam, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with Colfax policy, this offer is contingent upon acceptance of the confidentiality agreement and code of conduct. You agree that during your employment, and for two years after termination of your employment, you will not directly or indirectly, for yourself or on behalf of any other person, partnership, company, corporation, or other entity, solicit, induce, recruit, encourage, or otherwise endeavor to cause or attempt to cause any employee or consultant of Colfax, or any independent contractor providing services to Colfax, to terminate his or her relationship with Colfax. You agree that the harm caused to Colfax by violation of this provision would amount to irreparable harm justifying entry of a temporary restraining order and/or a preliminary injunction and an award of attorney fees to Colfax.

Sincerely,	ACKNOWLEGED & ACCEPTED:

/s/ Matthew L. Trerotola	/s/ Shyam Kambeyanda
Matthew L. Trerotola President and Chief Executive Officer Colfax Corporation	Shyam Kambeyanda

CC: Lynn H. Clark, SVP Human Resources

Colfax Corporation

420 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701

t: 301-323-9000 f: 301-323-9001

Colfaxcorp.com